Exhibit 4.24

Execution Version

Compagnie Générale de Géophysique

$55,000,000 10 5/8% Senior Notes due 2007

PURCHASE AGREEMENT

February 5, 2002

RBC DOMINION SECURITIES CORPORATION
SALOMON SMITH BARNEY INC.
c/o RBC Dominion Securities Corporation
One Liberty Plaza
New York, New York 10016

Ladies and Gentlemen:

     Compagnie Générale de Géophysique, a société anonyme incorporated in France and registered at the Evry Commercial Registry under Number B 969 202 241 (69B00224) (the “Company”), hereby confirms its agreement with you (the “Initial Purchasers”), as set forth below.

     1.     The Securities. Subject to the terms and conditions herein contained, the Company shall issue and sell to the Initial Purchasers an aggregate of $55,000,000 principal amount of its 10 5/8% Series A Senior Notes due 2007 (the “Senior Notes”). The Senior Notes are to be issued under the indenture (the “Indenture”) dated as of November 22, 2000 by and between the Company and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee (the “Trustee”). The Senior Notes are sometimes referred to herein as the “Securities.”

     The Securities are being offered and sold to the Initial Purchasers without being registered under the United States Securities Act of 1933, as amended (the “Act”) in reliance on exemptions therefrom.

     In connection with the sale of the Securities, the Company has prepared a final offering memorandum dated the date hereof (the “Final Memorandum”), setting forth or including, among other things, a description of the terms of the Securities, the terms of the offering of the Securities and a description of the business of the Company and any material developments relating to the Company occurring after the date of the most recent historical financial statements included therein.

     The Initial Purchasers and their direct and indirect transferees of the Securities will be entitled to the benefits of a Registration Rights Agreement to be dated as of the Closing Date (as defined in Section 3 below) (the “Registration Rights Agreement”), pursuant to which the Company shall agree, among other things, to file with the United States Securities and Exchange Commission (the “Commission”), under the circumstances set forth therein, (i) a registration statement under the Act (the “Exchange Offer Registration Statement”) relating to 10 5/8% Series B Senior Notes due 2007 of the Company (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for the Senior Notes, and (ii) as and to the extent required by the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement” and, together with the Exchange Offer Registration Statement, the “Registration Statements”), relating to the resale by certain holders of the Senior Notes, and to use their reasonable best efforts to cause such Registration Statements to be declared effective. This Purchase Agreement (this “Agreement”), the Senior Notes, the Exchange Notes, the Indenture and the Registration Rights Agreement are hereinafter referred to collectively as the “Operative Documents.”

     2.     Representations and Warranties. The Company represents and warrants to and agrees with the Initial Purchasers that:

     (a)  On the date of this Agreement and on the Closing Date, the Final Memorandum does not and will not, and any amendment or supplement thereto will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 2(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchasers furnished to the Company in writing by any of the Initial Purchasers expressly for use in the Final Memorandum or any amendment or supplement thereto.

     (b)  The Company has the authorized, issued and outstanding capitalization as set forth in the Final Memorandum; each subsidiary, direct or indirect, of the Company that represents more than 2.5% of the Company’s consolidated operating revenues or consolidated total assets as of September 30, 2001 or, to the Company’s knowledge, as of the date hereof, is listed on Exhibit A hereto (each, a “Material Subsidiary” and collectively, the “Material Subsidiaries”); all of the outstanding shares of capital stock of the Company, and all of the outstanding shares of capital stock of, or other equity interests in, each of the subsidiaries of the Company, have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; except as set forth on Schedule II hereto, all of the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company are owned by the Company, directly or indirectly through one or more other subsidiaries of the Company, free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions) or voting; and except as set forth in the Final Memorandum, there are no outstanding (i) options, warrants or other rights to purchase, (ii) agreements or other obligations of the Company to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or other equity interests in the Company or any of its Material Subsidiaries. Except for the Company’s subsidiaries and as disclosed in Exhibit B hereto or the Final Memorandum, neither the Company nor any of its subsidiaries owns, directly or indirectly, any shares of capital stock or any other equity securities or has any equity interest in any firm, partnership, joint venture or other entity.

     (c)  Each of the Company and its subsidiaries is duly incorporated (or otherwise organized), validly existing and in good standing, as applicable, under the laws of its jurisdiction of organization, with all requisite corporate or similar power and authority to own its properties and conduct its business as now conducted and as described in the Final Memorandum; each of the Company and its subsidiaries is duly qualified to do business as a foreign corporation, limited partnership or limited liability company (as the case may be) in good standing, as applicable, in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would be likely not to, individually or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries, taken as a whole (any such event, a “Material Adverse Effect”).

     (d)  The Company has all requisite corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and the other Operative Documents and to consummate the transactions contemplated hereby and thereby, including, without limitation, the power and authority to issue, sell and deliver the Securities as contemplated by this Agreement.

     (e)  This Agreement has been duly and validly authorized, executed and delivered by the Company and is the legally valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar applicable laws of general applicability relating to or affecting creditors’ rights and to general equity principles and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

     (f)  The Senior Notes have been duly and validly authorized for issuance and sale to the Initial Purchasers by the Company pursuant to this Agreement and, when each global certificate representing the Senior Notes has been issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms hereof, the Senior Notes will be the legally valid and binding obligations of the Company, enforceable against it in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar applicable laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     (g)  The Exchange Notes have been duly and validly authorized for issuance by the Company and, when each certificate representing the Exchange Notes has been issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes will be the legally valid and binding obligations of the Company, enforceable against it in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar applicable laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     (h)  The Indenture (assuming due execution and delivery thereof by the Trustee) is the legally valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar applicable laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Indenture has been duly qualified under the United States Trust Indenture Act of 1939, as amended (the “TIA”).

     (i)  The Registration Rights Agreement has been duly and validly authorized by the Company and, when duly executed and delivered by the Company (assuming the due execution and delivery thereof by the Initial Purchasers), will be the legally valid and binding obligation of the

Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar applicable laws of general applicability relating to or affecting creditors’ rights and to general equity principles and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

     (j)  No consent, waiver, approval, authorization or order of or filing, registration, qualification, license or permit of or with any court or governmental agency or body, or third party is required for the issuance and sale by the Company of the Securities to the Initial Purchasers or the consummation by the Company of each of the other transactions contemplated hereby or by any of the other Operative Documents, except, in each case, such as have been or, prior to the Closing Date, will be obtained, and other than such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Securities by the Initial Purchasers and the receipt by the Company of an order from the Commission declaring the Exchange Offer Registration Statement and/or the Shelf Registration Statement effective. Neither the Company nor any of its subsidiaries is (A) in violation of its charter or bylaws (or similar organizational document), (B) in breach or violation of any statute (including, without limitation, the United States Foreign Corrupt Practices Act), judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation which would be likely not to, individually or in the aggregate, have a Material Adverse Effect, or (C) in breach of or default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, “Contracts”), except for any such breach, default, violation or event which would be likely not to, individually or in the aggregate, have a Material Adverse Effect.

     (k)  The execution, delivery and performance by the Company of this Agreement and each of the other Operative Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Securities to the Initial Purchasers and the issuance of the Exchange Notes in the Exchange Offer), do not and will not violate, conflict with or constitute or result in a breach of or a default under (or constitute an event which with notice or passage of time or both would constitute a default under) or cause an acceleration of any obligation under, or (except for the transactions contemplated hereby) result in the imposition or creation of (or the obligation to create or impose) any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), on any properties or assets of either the Company or any subsidiary of the Company with respect to (A) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event which would be likely not to, individually or in the aggregate, have a Material Adverse Effect, (B) the charter or bylaws (or similar organizational document) of the Company or any of the Material Subsidiaries, or (C) (assuming compliance with all applicable state securities or “Blue Sky” laws and assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof) any statute, judgment, decree, order, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except for any such conflict, breach or violation which would be likely not to, individually or in the aggregate, have a Material Adverse Effect.

     (l)  Barbier Frinault & Autres and Ernst & Young Audit, who are reporting on the audited financial statements of the Company included in the Final Memorandum, are independent public accountants within the meaning of the Act and the rules and regulations promulgated thereunder. The audited financial statements of the Company and related notes thereto included in the Final Memorandum, including the unaudited interim financial statements of the Company included therein, present fairly in all material respects the consolidated financial position of the Company, as of the dates indicated, and the consolidated results of their operations and cash flow for the periods specified, in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied throughout such periods, except as otherwise stated therein. The summary and selected financial and statistical data included in the Final Memorandum present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited and unaudited financial statements included therein, except as stated therein.

     (m)  Except as disclosed in the Final Memorandum, there is not pending or, to the knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation to which the Company or any of its subsidiaries is a party, or to which the property or assets of the Company or any of its subsidiaries is subject, before or brought by any court, arbitrator or governmental agency or body which (A) if determined adversely to the Company or any of its subsidiaries, would be likely to, individually or in the aggregate, have a Material Adverse Effect, (B) seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Securities to be sold hereunder or the consummation of the other transactions described in the Final Memorandum, or (C) would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum; and there are no material contracts or other documents which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum.

     (n)  Each of the Company and its subsidiaries owns or possesses adequate licenses or other rights to use all trademarks, service marks, trade names and know-how necessary to conduct the businesses now or proposed to be operated by it as described in the Final Memorandum, and neither the Company nor any of its subsidiaries has received any notice of conflict with (or knows of any such conflict with) asserted rights of others with respect to any trademarks, service marks, trade names or know-how which, if such assertion of conflict were sustained, would be likely to, individually or in the aggregate, have a Material Adverse Effect.

     (o)  Each of the Company and its subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, including without limitation under any applicable Environment Laws (as defined below), presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Final Memorandum (“Permits”), except where the failure to obtain such Permits would be likely not to, individually or in the aggregate, have a Material Adverse Effect; each of the Company and its subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit, except where the failure to perform such obligations or the occurrence of such event would be likely not to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Final Memorandum and except where such revocation or modification would be likely not to, individually or in the aggregate, have a Material Adverse Effect.

     (p)  Since the respective dates as to which information is given in the Final Memorandum, except as described therein and except for the transactions contemplated hereby, neither the Company nor any subsidiary of the Company has incurred any liabilities or obligations, direct or contingent (other than in the ordinary course of business), that are material to the Company and its subsidiaries, taken as a whole, or entered into any transactions or contracts (written or oral) not in the ordinary course of business that are material to the business, condition (financial or other) or results of operations or prospects of the Company and its subsidiaries, taken as a whole; there has not been any adverse change in the capital stock or long-term indebtedness of the Company or any subsidiary of the Company that is material to the business, condition (financial or other) or results of operations or prospects of the Company and its subsidiaries, taken as a whole; and neither the Company nor any of its subsidiaries has purchased any of its outstanding capital stock (other than with respect to any subsidiary, the purchase of capital stock owned by the Company or by any wholly-owned subsidiary of the Company).

     (q)  Each of the Company and its Material Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns and, except as set forth in the Final Memorandum, has paid all taxes shown as due thereon or made adequate reserve or provision therefor; and other than tax deficiencies which the Company or any subsidiary of the Company is contesting in good faith and for which the Company or such subsidiary has provided adequate reserves, there is no tax deficiency that has been asserted against the Company or any subsidiary of the Company that would be likely to, individually or in the aggregate, have a Material Adverse Effect.

     (r)  To the Company’s knowledge, the statistical and market-related data included in the Final Memorandum are based on or derived from sources which are reliable and accurate.

     (s)  Except as described in the Final Memorandum, each of the Company and the Material Subsidiaries has good and marketable title to all real property and good title to all personal property described in the Final Memorandum as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in the Final Memorandum as being leased by it, free and clear of all liens, charges, encumbrances or restrictions with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or its Material Subsidiaries.

     (t)  Except as described in the Final Memorandum or as would be likely not to, individually or in the aggregate, have a Material Adverse Effect (A) each of the Company and its subsidiaries is in compliance with and not subject to any known liability under applicable Environmental Laws (as defined below), (B) each of the Company and its subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has, and is in compliance with, all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company and its subsidiaries, threatened against the

Company or its subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or any of its subsidiaries, (E) neither the Company nor any of its subsidiaries has received notice that it has been identified as a potentially responsible party under the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law, and (F) no property or facility of the Company or any of its subsidiaries is (i) listed or, to the knowledge of the Company and its subsidiaries proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority.

     For purposes of this Agreement, “Environmental Laws” means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials, and (iii) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.

     (u)  There is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of the Material Subsidiaries which is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, except as required by applicable law, no collective bargaining organizing activities are taking place with respect to the Company or any of its Material Subsidiaries.

     (v)  Each of the Company or its Material Subsidiaries carries insurance (including self insurance) in such amounts and covering such risks as in its determination is adequate for the conduct of its business or the value of its properties.

     (w)  None of the Company or its Material Subsidiaries has any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing, 401(k) plan or other plan which is subject to the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which the Company or any Material Subsidiary makes or ever has made a contribution and in which any employee of the Company or any Material Subsidiary is or has ever been a participant, except for such liabilities which would be likely not to, individually or in the aggregate, have a Material Adverse Effect. With respect to such plans, the Company and each Material Subsidiary is in compliance in all material respects with all applicable provisions of ERISA.

     (x)  The Company is not, and after giving effect to the offering and sale of the Senior Notes will not be, an “investment company”, as such term is defined in, and that is or is required to be registered under Section 8 of, the Investment Company Act.

     (y)  The Senior Notes, the Exchange Notes, the Indenture and the Registration Rights Agreement conform or will conform in all material respects to the descriptions thereof in the Final Memorandum.

     (z)  No holder of securities of the Company or any subsidiary of the Company will be entitled to have such securities registered under the Registration Statements required to be filed by the Company pursuant to the Registration Rights Agreement other than as expressly permitted thereby.

     (aa)  Neither the Company, any of its affiliates (as defined in Rule 501 under the Act) nor any person acting on its behalf (excluding the Initial Purchasers for which it makes no representation) has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Securities sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act, and the Company, any affiliate of the Company and any person acting on its or their behalf (other than the Initial Purchasers) have complied with and will implement the “offering restriction” within the meaning of Rule 902 under the Act.

     (bb)  Except as disclosed in the Final Memorandum, within the six months preceding the date hereof, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Initial Purchasers hereunder; and the Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act.

     (cc)  When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Act) as any other securities of the Company or any subsidiary of the Company that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated inter-dealer quotation system.

     (dd)  Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register any of the Securities under the Act.

     (ee)  The Company is subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

     (ff)  The Company is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to the Company on a particular date, that on such date

(A) the fair market value of the assets of the Company is greater than the total amount of liabilities (including contingent liabilities) of the Company, (B) the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liabilities of the Company on its debts as they become absolute and matured, (C) the Company is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, and (D) the Company does not have unreasonably small capital.

     (gg)  Neither Company, any of its subsidiaries, nor any of its officers, directors or controlling persons has taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which could reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

     (hh)  In connection with the distribution of the Securities, (i) the Company has not offered or sold, and will not offer or sell, directly or indirectly, any Securities to the public in the Republic of France, (ii) offers and sales of Securities in the Republic of France will be made only to qualified investors in accordance with Article 412-1 of the French Code Monétaire et Financier, and Decree no. 98-880 dated 1 October 1998 and (iii) the Company has not distributed or caused to be distributed and will not distribute or cause to be distributed in the Republic of France, the Final Memorandum or any other offering material relating to the Securities other than to investors to whom offers and sales of Securities in the Republic of France may be made as described above.

     Any certificate signed by any officer of the Company and delivered to the Initial Purchasers or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to the Initial Purchasers as to the matters covered thereby.

     3.     Purchase, Sale and Delivery of the Securities. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and each Initial Purchaser agrees to purchase from the Company, that principal amount of Senior Notes as is set forth opposite such Initial Purchaser’s name on Schedule I hereto at 97.5% of their principal amount, representing a commission or discount of 2.5% in respect of placement and underwriting, plus accrued and unpaid interest thereon from and including November 15, 2001 to but excluding the Closing Date. One or more certificates in definitive global form for the Securities that the Initial Purchasers have agreed to purchase hereunder, with Securities to be sold pursuant to Rule 144A under the Act to be represented by a different global certificate than the global certificate representing any Securities to be sold pursuant to Regulation S under the Act, shall be delivered by or on behalf of the Company to the Initial Purchasers through the facilities of The Depository Trust Company (“DTC”) against payment by or on behalf of the Initial Purchasers of the purchase price therefor in United States dollars, by wire transfer (immediately available funds) to such bank account or accounts in the United States as the Company shall specify prior to the Closing Date. Such delivery of and payment for the Securities shall be made at 10:00 a.m., New York time, on February 8, 2002, at Vinson & Elkins L.L.P., 1001 Fannin, Suite 2300, Houston, Texas 77002, or at such other place, time or date as the Initial Purchasers, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The global Securities in book-entry form will be deposited on the Closing

Date, by or on behalf of the Company, with DTC or its designated custodian, and registered in the name of Cede & Co.

     4.     Offering by the Initial Purchasers. The Initial Purchasers propose to make an offering of the Securities at the price and upon the terms set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable.

     5.     Covenants of the Company. The Company covenants and agrees with the Initial Purchasers that:

     (a)  The Company shall not make any amendment or supplement to the Final Memorandum of which the Initial Purchasers shall not previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Initial Purchasers shall not have given their consent. The Company shall promptly, upon the reasonable request of the Initial Purchasers, make any amendments or supplements to the Final Memorandum that may be necessary or advisable in connection with the resale of the Securities by the Initial Purchasers.

     (b)  The Company shall cooperate with the Initial Purchasers in arranging for the qualification of the Securities for offering and sale under the securities or “Blue Sky” laws of such jurisdictions as the Initial Purchasers may reasonably designate and shall continue such qualifications in effect for as long as may be necessary to complete the resale of the Securities; provided, however, that in connection therewith, the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

     (c)  If, at any time prior to the earlier of (1) consummation of the exchange offer and (2) completion of the initial resale by the Initial Purchasers of the Securities to persons other than affiliates of the Initial Purchasers (as determined by the Initial Purchasers), any event occurs as a result of which the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly notify the Initial Purchasers thereof and will prepare, at the expense of the Company, an amendment or supplement to the Final Memorandum that corrects such statement or omission or effects such compliance.

     (d)  The Company will, without charge, provide to the Initial Purchasers and to counsel for the Initial Purchasers as many copies of the Final Memorandum or any amendment or supplement thereto as the Initial Purchasers may reasonably request.

     (e)  The Company will apply the net proceeds from this offering as set forth under “Use of Proceeds” in the Final Memorandum.

     (f)  For so long as any of the Securities remain outstanding, the Company will furnish to the Initial Purchasers copies of all reports and other communications (financial or otherwise)

furnished by the Company to the Trustee or to the holders of the Senior Notes and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the Commission or any U.S. national securities exchange on which any class of securities of the Company may be listed.

     (g)  Prior to the Closing Date, the Company will furnish to the Initial Purchasers, as soon as they have been prepared, if at all, a copy of any unaudited interim financial statements of the Company for any period subsequent to the period covered by the most recent financial statements appearing in the Final Memorandum.

     (h)  Neither the Company nor any of its affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Act of the Securities.

     (i)  Neither the Company, any of its affiliates (as defined in Rule 501 under the Act) nor any person acting on its behalf (excluding the Initial Purchasers) will offer or sell the Senior Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Senior Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act.

     (j)  For so long as any of the Securities remain outstanding, the Company will make available, upon request, to any seller or prospective purchaser designated by such seller of such Securities the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) thereunder.

     (k)  The Company will (i) cooperate with the Initial Purchasers in their efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in The Portal Market and (ii) use its reasonable best efforts to permit the Securities to be eligible for clearance and settlement through DTC, including preparation and filing with DTC of a Letter of Representations signed by the Company and the Trustee.

     (l)  The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or the Republic of France or any political subdivision thereof or taxing authority thereof or therein with respect to the initial issuance by the Company and the initial resale by the Initial Purchasers of the Securities; provided, however, the Company shall not be required to make any payment with respect to any other tax, assessment or government charge imposed by any government or any political subdivision thereof or taxing authority.

     (m)  The Company shall use its reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Senior Notes.

     6.     Expenses. The Company agrees to pay all costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11 hereof, including all costs and expenses incident to (i) the printing, word processing or other production of documents with respect to the transactions contemplated hereby, including any costs of printing the Final Memorandum and any amendment or supplement thereto, (ii) all arrangements relating to the delivery to the Initial Purchasers of copies of the foregoing documents, (iii) the fees and disbursements of the counsel, the accountants and any other experts or advisors retained by the Company, (iv) preparation, issuance and delivery to the Initial Purchasers of the Securities, (v) the qualification of the Securities under state securities and “Blue Sky” laws, including filing fees and reasonable fees and disbursements of counsel incurred by the Initial Purchasers relating thereto, (vi) the reasonable fees, disbursements and charges of Vinson & Elkins L.L.P., counsel to the Initial Purchasers, incurred in connection with the transactions contemplated hereby, (vii) expenses in connection with any meetings with prospective investors in the Securities, including “road show” expenses, (viii) fees and expenses incurred by the Trustee and reasonable fees and expenses incurred by its counsel, (ix) all expenses and listing fees incurred in connection with the application for quotation of the Securities on The Portal Market, (x) the application for admission of the Securities to the Luxembourg Stock Exchange, including, without limitation, the fees of the listing agent, the Luxembourg paying agent and the Luxembourg Stock Exchange, (xi) any fees charged by investment rating agencies for the rating of the Securities, (xii) all reasonable out-of-pocket expenses incurred by each of RBC Dominion Securities Corporation and Salomon Smith Barney Inc. in connection with the transactions contemplated hereby and (xiii) reasonable fees, disbursements and charges of French counsel to the Initial Purchasers, incurred in connection with the transactions contemplated hereby (provided that such disbursements and charges shall be reimbursed subject to the receipt of sufficiently itemized accounts). If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 7 hereof is not satisfied, because this Agreement is terminated or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on their part to be performed or satisfied hereunder (other than solely by reason of a default by an Initial Purchaser on its obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Company agrees to promptly reimburse the Initial Purchasers upon demand for all reasonable out-of-pocket expenses (including reasonable fees, disbursements and charges of Vinson & Elkins L.L.P., counsel for the Initial Purchasers) that shall have been incurred by the Initial Purchasers in connection with the proposed purchase and sale of the Securities. The Company shall not be liable to the Initial Purchasers for loss of contemplated profits from the transactions covered by this Agreement. Other than as set forth in this Section 6, each of the parties hereto shall bear all out-of-pocket costs and expenses incurred by them.

     7.     Conditions of the Initial Purchasers’ Obligations. The obligation of the Initial Purchasers to purchase and pay for the Securities shall, in their sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

     (a)  On the Closing Date, the Initial Purchasers shall have received the opinions, dated as of the Closing Date and addressed to the Initial Purchasers, of Linklaters, special counsel for the Company, and Valerie Fery, Legal Vice President, Corporate Affairs of the Company, substantially in the respective forms set forth in Exhibits C.1 through C.4.

     (b)  On the Closing Date, the Initial Purchasers shall have received the opinion, in form and substance satisfactory to the Initial Purchasers, dated as of the Closing Date and addressed to the

Initial Purchasers, of Vinson & Elkins L.L.P., counsel for the Initial Purchasers, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchasers may require. In rendering such opinion, Vinson & Elkins L.L.P. may rely, as to all matters governed by the laws of jurisdictions other than the laws of the State of New York and the federal law of the United States, upon the opinion of Linklaters & Alliance delivered pursuant to Section 7(a) hereof or upon opinions of other counsel reasonably satisfactory to the Initial Purchasers. Such counsel may also state that insofar as such opinion involves factual matters, they have relied, to the extent they deemed proper, upon certificates of officers of the Company and certificates of public officials.

     (c)  The Initial Purchasers shall have received from Barbier Frinault & Autres and Ernst & Young Audit comfort letters dated the date hereof and dated as of the closing date, in form and substance satisfactory to the Initial Purchasers.

     (d)  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except for the representations and warranties which were true and correct as of a certain specified date which shall continue to be true and correct as of such date); the statements of the Company’s officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date; the Company shall have complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Final Memorandum, there shall have been no development that, singly or in the aggregate, is reasonably likely to have a Material Adverse Effect.

     (e)  The sale of the Securities hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

     (f)  Subsequent to the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), other than as described in such Final Memorandum or contemplated hereby, neither the Company nor any subsidiary of the Company shall have incurred any liabilities or obligations, direct or contingent (other than in the ordinary course of business), that are material to the Company and its subsidiaries, taken as a whole, or entered into any transactions or contracts (written or oral) not in the ordinary course of business that are material to the business, condition (financial or other) or results of operations or prospects of the Company and its subsidiaries, taken as a whole; there shall not have been any adverse change in the capital stock or long-term indebtedness of the Company or any subsidiary of the Company that is material to the business, condition (financial or other) or results of operations or prospects of the Company and its subsidiaries, taken as a whole; and neither the Company nor any of its subsidiaries shall have purchased any of its outstanding capital stock (other than with respect to any subsidiary, the purchase of capital stock owned by the Company).

     (g)  Subsequent to the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), neither the Company nor any of its subsidiaries shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or any legal or governmental proceeding, which loss or interference, would have a Material Adverse Effect, nor shall there have been any material adverse change, or any development which may reasonably be expected to involve a material adverse change, in the properties, business, results of operations, condition (financial or otherwise), operations or prospects of the Company and its subsidiaries taken as a whole (any such event, a “Material Adverse Change”), or any event or development involving or reasonably likely to cause or result in a Material Adverse Effect (including without limitation a change in management or control of the Company), except in each case as described in the Final Memorandum (exclusive of any amendment or supplement thereto);

     (h)  The Initial Purchasers shall have received certificates of the Company, dated the Closing Date, signed on behalf of the Company by Robert Brunck, its Chairman of the Board and Chief Executive Officer, and Michel Ponthus, its Senior Executive Vice President, Human Resources & Finance and Chief Financial Officer, to the effect that:

             (i)  the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of the date hereof and as of the Closing Date (except for the representations and warranties which were true and correct as of a certain specified date which shall continue to be true and correct as of such date), and the Company has performed all covenants and agreements and satisfied hereunder all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

             (ii)  at the Closing Date, since the date hereof or since the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, would have a Material Adverse Effect;

             (iii)  since the date hereof or since the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), other than as described in the Final Memorandum or contemplated hereby, neither the Company nor any subsidiary of the Company has incurred any liabilities or obligations, direct or contingent (other than in the ordinary course of business), that are material to the Company and its subsidiaries, taken as a whole, or entered into any transactions or contracts (written or oral) not in the ordinary course of business that are material to the business, condition (financial or other) or results of operations or prospects of the Company and its subsidiaries, taken as a whole; there has not been any change in the capital stock or long-term indebtedness of the Company or any subsidiary of the Company that is material to the business, condition (financial or other) or results of operations or prospects of the Company and its subsidiaries, taken as a whole; and neither the Company nor any of its subsidiaries has purchased any of its outstanding capital stock (other than with respect to any subsidiary, the purchase of capital stock owned by the Company).

             (iv)  the sale of the Securities hereunder has not been enjoined (temporarily or permanently).

     (i)  On the Closing Date, the Initial Purchasers shall have received the Registration Rights Agreement duly executed by the Company.

     (j)  At the Closing Date, the Securities shall be rated at least Ba3 by Moody’s Investors Service and BB by Standard & Poor’s, and the Company shall have delivered to the Initial Purchasers a letter dated on or about the Closing Date, from each such rating agency, or other evidence satisfactory to the Initial Purchasers, confirming that the Securities have such ratings.

     (k)  At the Closing Date, the Securities shall have been designated for trading on The Portal Market and cleared for settlement at DTC.

     (l)  At the Closing Date, application shall have been made to list the Securities on the Luxembourg Stock Exchange, and such application either shall not have been withdrawn or rejected or shall have been approved for listing subject to official notice of issuance.

     On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company as they shall have heretofore reasonably requested from the Company.

     All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Initial Purchasers and counsel for the Initial Purchasers. The Company shall furnish to the Initial Purchasers such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Initial Purchasers shall reasonably request.

     8.     Representations and Warranties by the Initial Purchasers. Each of the Initial Purchasers represents and warrants that it has duly authorized, executed and delivered this Agreement. Each of the Initial Purchasers hereby acknowledges that the Securities have not been registered under the Act; they are being offered and sold pursuant to an exemption from registration contained in the Act based in part on such Initial Purchaser’s representations contained in this Agreement, including, without limitation, the following: it has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company; it acknowledges that it must bear the economic risk of this investment indefinitely unless the Securities are registered under the Act or an exemption from registration is available; it is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Act; it has received and read the Final Memorandum, in particular the information set forth in the sections entitled “Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Investor Representations,” and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and other management of the Company and its subsidiaries and ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of its investment in the Company. Each of the Initial Purchasers represents and warrants that it is a QIB. Each of the Initial Purchasers agrees with the Company that (a) neither it, any of its affiliates (as defined in Rule 501 under the Act) nor any person acting on its behalf has offered or sold or will offer or sell the Senior Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Senior Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act, or in any manner involving a public offering within the meaning of Section 4(2) of the Act and the rules and regulations promulgated thereunder, and (b) it has and will solicit offers for the Securities only from, and will offer the Securities only to (A) in the case of offers inside the United States, persons whom such Initial Purchaser reasonably believes to be QIBs, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to such Initial Purchaser that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A under the Act, and, in each case, in transactions under Rule 144A and (B) in the case of offers outside the United States, persons other than U.S. persons (“foreign purchaser”), which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust) in offshore transactions within the meaning of Rule 902 under the Act; provided, however, that, in the case of this clause (b), in purchasing such Securities, such persons are deemed to have represented and agreed as provided under the caption “Investor Representations” contained in the Final Memorandum. Each of the Initial Purchasers acknowledges and agrees that, except as permitted by this Agreement, it will not offer, sell or deliver any Securities (i) as part of the distribution at any time or (ii) otherwise until 40 days (or such longer period as may be provided under Regulation S, as amended) after the later of the commencement of the offering of the Senior Notes and the last original issue date of the Senior Notes, within the United States or to, or for the account or benefit of, U.S. Persons, and in any case only in accordance with Rule 903 under the Act, and that it will send to each dealer or other person receiving a selling concession, fee or other remuneration to which it sells Senior Notes in reliance on Regulation S during the restricted period a confirmation or other notice setting forth the restrictions on offers and sales of the Securities within the United States or to, or for the account or benefit of, U.S. Persons (terms used in this paragraph having the meanings given to them by Regulation S under the Act). Each of the Initial Purchasers further represents, warrants and agrees that (i) it has not offered or sold, and prior to the date six months after the date of issue of the Securities, will not offer or sell, any Securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company, or (iii) it has complied, and will comply, with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom. Each of the Initial Purchasers represents, warrants and agrees that, in connection with the distribution of the Securities, (i) it has not offered or sold, and will not offer or sell, directly or indirectly, any Securities to the public in the Republic of France, and (ii) offers and sales of Securities in the Republic of France will be made only to qualified investors in accordance with Article 6 of the Ordinance no. 67-833 dated 28 September 1967, as amended, and Decree no. 98-880 dated 1 October 1998. In addition, each of the Initial Purchasers represents, warrants and agrees that it has not distributed or caused to be distributed and will not distribute or cause to be distributed in the Republic of France, the Final Memorandum or any other offering material relating to the Securities other than to investors to whom offers and sales of Securities in the Republic of France may be made as described above. Each of the Initial Purchasers agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States, its territories and possessions except under circumstances that will result in compliance with the provisions of Regulation S promulgated under the Act and the applicable laws of such jurisdiction, and that it will take at its own risk and expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions. Each of the Initial Purchasers understands that no action has been taken to permit a public offering of the Securities in any jurisdiction within or without the United States where action would be required for such purpose. Each of the Initial Purchasers agrees not to cause any advertisement of the Securities to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Securities, except in any such case with the consent of the Company. Each of the Initial Purchasers agrees to send and give a copy of the Final Memorandum (as the same may be supplemented or amended) to each purchaser of the Senior Notes at or prior to the written confirmation of the sale of the Senior Notes to such person.

     9.     Indemnification and Contribution.

     (a)  The Company shall indemnify and hold harmless each Initial Purchaser, its officers, employees, representatives and agents and each person, if any, who controls any Initial Purchaser within the meaning of the Act (collectively the “Initial Purchaser Indemnified Parties” and, each an “Initial Purchaser Indemnified Party”) against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which that Initial Purchaser Indemnified Party may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Final Memorandum or in any amendment or supplement thereto or (ii) the omission or alleged omission to state in the Final Memorandum or in any amendment or supplement thereto a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and shall reimburse each Initial Purchaser Indemnified Party promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser Indemnified Party in connection with investigating or preparing to defend or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from the Final Memorandum or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser specifically for use therein, which information the parties hereto agree is limited to that information specified as being provided by the Initial Purchasers in Section 12 hereof. This indemnity agreement is not exclusive and will be in addition to any liability that the Company may otherwise have and shall not limit any rights or remedies which may otherwise be available at law or in equity to the Initial Purchaser Indemnified Parties.

     (b)  Each Initial Purchaser, severally and not jointly, shall indemnify and hold harmless the Company its officers, employees, representatives and agents, each of its directors and each person, if any, who controls the Company within the meaning of the Act (collectively the “Company Indemnified Parties” and each a “Company Indemnified Party”) against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company Indemnified Parties may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Final Memorandum or in any amendment or supplement thereto or (ii) the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of that Initial Purchaser specifically for use therein, and shall reimburse the Company Indemnified Parties for any legal or other expenses reasonably incurred by such parties in connection with investigating or preparing to defend or defending against or appearing as third party witness in connection with any such loss, claim, damage, liability or action as such expenses are incurred; provided that the parties hereto hereby agree that such written information provided by the Initial Purchasers consists solely of the information identified as such in Section 12 hereto. This indemnity agreement is not exclusive and will be in addition to any liability that the Initial Purchasers might otherwise have and shall not limit any rights or remedies which may otherwise be available at law or in equity to the Company Indemnified Parties.

     (c)  Promptly after receipt by an indemnified party under this Section 9 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 9 except to the extent it has been materially prejudiced by such failure; and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 9. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 9 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment thereof has been specifically authorized by the indemnifying party in writing, (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for such indemnified party to employ separate counsel or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties, which firm shall be designated in writing by RBC Dominion Securities Corporation, if the indemnified parties under this Section 9 consist of any Initial Purchaser Indemnified Party, or by the Company, if the indemnified parties under this Section 9 consist of any Company Indemnified Parties. Each indemnified party, as a condition of the indemnity agreements contained in Section 9(a) and 9(b), shall use all reasonable efforts to cooperate with the indemnifying party in the defense of any such action or claim. Subject to the provisions of Section 9(e) below, no indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

     (d)  If at any time an indemnified party shall have requested that an indemnifying party reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by this Section 9 effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the request for reimbursement, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

     (e)  If the indemnification provided for in this Section 9 is unavailable or insufficient to hold harmless an indemnified party under Section 9(a) or 9(b), then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Securities or if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Initial Purchasers on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities purchased under this Agreement (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchasers with respect to the Securities purchased under this Agreement, in each case as set forth in the table on the cover page of the Final Memorandum. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission; provided that the parties hereto agree that the written information furnished to the Company by the Initial Purchasers for use in the Final Memorandum consists solely of the information identified as such in Section 12 hereto. The Company and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 9(e) were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 9(e) shall be deemed to include, for purposes of this Section 9(e), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9(e), no Initial Purchaser shall be required to contribute any amount in excess of the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement less the amount of any damages which such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     The Initial Purchasers’ obligations to contribute as provided in this Section 9(e) are several in proportion to their respective underwriting obligations and not joint.

     10.     Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company, its officers and the Initial Purchasers set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, any of its officers or directors, the Initial Purchasers or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Securities. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9 and 12 through 17 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

     11.     Termination. (a) This Agreement may be terminated in the sole discretion of the Initial Purchasers by notice to the Company given prior to the Closing Date in the event that the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date:

(i) either the Company or any of its subsidiaries shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Initial Purchasers, has had or has a Material Adverse Effect, or there shall have been, in the sole judgment of the Initial Purchasers, any Material Adverse Change, or any event or development involving or reasonably likely to cause or result in a Material Adverse Effect (including without limitation a change in management or control of the Company), except in each case as described in the Final Memorandum (exclusive of any amendment or supplement thereto);

(ii) trading in securities of the Company or in securities generally on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market shall have been suspended or minimum or maximum prices shall have been established on any such exchange or market;

(iii) a banking moratorium shall have been declared by New York, United States or French authorities;

(iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power or between the Republic of France and any other foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or the Republic of France or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States or the Republic of France which, in the case of clause (A), (B) or (C) and in the sole judgment of the Initial Purchasers, makes it impracticable or inadvisable to proceed with the private offering or the delivery of the Securities as contemplated by the Final Memorandum; or

(v) since the date of this Agreement any securities of the Company shall have been downgraded or placed on any “watch list” for possible downgrading by any nationally recognized statistical rating organization, as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Act.

     (b)  Termination of this Agreement pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Section 10 hereof.

     (c)  If on the Closing Date one of the Initial Purchasers shall fail or refuse to purchase the Senior Notes which it has agreed to purchase hereunder on such date and the aggregate principal amount of the Senior Notes which such defaulting Initial Purchaser agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Senior Notes to be purchased on such date by all of the Initial Purchasers, the non-defaulting Initial Purchasers shall be obligated to purchase the Senior Notes which such defaulting Initial Purchaser agreed but failed or refused to purchase on such date in such proportions as are indicated in Schedule I hereto; provided that in no event shall the aggregate principal amount of the Senior Notes which any Initial Purchaser has agreed to purchase pursuant to this Agreement hereof be increased pursuant to this Section 11 by an amount in excess of one-ninth of such principal amount of the Senior Notes without the written consent of such Initial Purchaser. If on the Closing Date an Initial Purchaser shall fail or refuse to purchase Senior Notes and the aggregate principal amount of the Senior Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of the Senior Notes to be purchased by all of the Initial Purchasers and arrangements satisfactory to the other Initial Purchasers and the Company for purchase of such Senior Notes are not made within 48 hours after such default, this Agreement will terminate without liability on the part of the non-defaulting Initial Purchasers or the Company. In any such case which does not result in termination of this Agreement, either the non-defaulting Initial Purchasers or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

     12.     Information Supplied by the Initial Purchasers. The statements concerning the Initial Purchasers set forth in paragraphs 2, 3, 5, 7, 8 and 10 under the heading “Plan of Distribution” in the Final Memorandum (to the extent such statements relate to the Initial Purchasers) constitute the only information furnished by the Initial Purchasers to the Company for the purposes of Sections 2(a) and 9 hereof.

     13.     Notices. All communications hereunder shall be in writing in the English language and, if sent to the Initial Purchasers, shall be mailed or delivered or telecopied and confirmed in writing to RBC Dominion Securities Corporation, One Liberty Plaza, New York, New York 10016, Attention: Roger Blissett, Facsimile No. (212) 858-7000; and if sent to the Company, shall be mailed or delivered or telecopied and confirmed in writing to it at 33 avenue du Maine, B.P. 191, 75755 Paris, France, Attention: Chief Financial Officer, Facsimile No. (33-1) 64-47-34-31.

     All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the United States mail, postage prepaid, if mailed; one business day after being timely delivered to a next-day air courier; and when receipt is acknowledged by the addressee, if telecopied.

     14.     Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Company contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 9 of this Agreement shall also be for the benefit of the directors of the Company, its officers and any person or persons who control the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Securities from the Initial Purchasers will be deemed a successor because of such purchase.

     15.     Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     16.     Consent to Jurisdiction; Submission to Process. The Company hereby (a) irrevocably agrees that any suit, action or proceeding against it brought by the Initial Purchasers or by any person who controls any of the Initial Purchasers, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any competent state or federal court in the State of New York sitting in the Borough of Manhattan in the City of New York and (b) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have, pursuant to articles 14 and 15 of the French Civil Code or otherwise, to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in any inconvenient forum, and irrevocably submits to the nonexclusive jurisdiction of such courts in any such suit, action or proceeding. In furtherance of the foregoing, the Company hereby irrevocably designates and appoints CT Corporation, 111 8th Avenue, New York, New York 10011, as the agent of the Company to receive service of all process brought against the Company with respect to any such suit, action or proceeding in any such court in the City and State of New York, such service being hereby acknowledged by the Company to be effective and binding service in every respect. Copies of any such process so served shall also be given to the Company in accordance with Section 13 hereof, but the failure of the Company to receive such copies shall not affect in any way the service of such process as aforesaid. On the Closing Date, the Company shall furnish to the Initial Purchasers a consent of CT Corporation agreeing to act hereunder. If for any reason CT Corporation shall resign or otherwise cease to act as such agent, the Company hereby irrevocably agrees to (A) immediately designate and appoint a new agent reasonably acceptable to the Initial Purchasers to serve in such capacity and, in such event, such new agent shall be deemed to be substituted for CT Corporation for all purposes hereof and (B) promptly deliver to the Initial Purchasers the written consent (in form and substance reasonably satisfactory to the Initial Purchasers) of such new agent agreeing to serve in such capacity.

     Nothing in this Section shall limit the right of the Initial Purchasers or any person who controls any of the Initial Purchasers to bring proceedings against the Company in the courts of any other jurisdiction or to serve process in any other manner permitted by law.

     17.     Judgment Currency. The Company agrees to pay the Initial Purchasers for any loss incurred, as incurred, as a result of any judgment or award in connection with this Agreement being expressed in a currency (the “Judgment Currency”) other than the currency in which such loss or damage is denominated or in which your obligation is denominated, as the case may be (the “Obligation Currency”) and as a result of any variations as between (i) the spot rate of exchange in New York at which the Judgment Currency could have been converted into the Obligation Currency as of the date such judgment or award is entered and (ii) the spot rate of exchange in New York on the date on which such judgment or award is paid. The foregoing agreement shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

     18.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     19.     Authorization. Each of the Initial Purchasers irrevocably authorizes RBC Dominion Securities Corporation to execute and deliver the Registration Rights Agreement on its behalf.

* * * * *

[Signature page follows.]

     If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company and the Initial Purchasers.

Very truly yours,

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE

By:	/s/ Michel Ponthus

Name:	Michel Ponthus
Title:	Senior Executive Vice President & CFO

The foregoing Agreement is hereby
confirmed and accepted in New York, New York,
as of the date first above written.

RBC DOMINION SECURITIES CORPORATION

By:	/s/ Daniel Elkaim

Name:	Daniel Elkaim
Title:	Managing Director

SALOMON SMITH BARNEY INC.

By:	/s/ Robert D. Miller

Name:	Robert D. Miller
Title:	Director

SCHEDULE I

Compagnie Générale de Géophysique

Principal
Amount of
Initial Purchaser	Notes

RBC Dominion Securities Corporation	$33,000,000
Salomon Smith Barney Inc.	22,000,000

Total	$55,000,000

SCHEDULE II

Non-Wholly Owned Subsidiaries

Subsidiaries	% of Interest

CGG Pan India Ltd.	40.0
Geomar SAS	49.0
Kantwell SA	50.0
Argas Ltd.	49.0
Zhong Hai Syntron Geophysical Ptd.	50.0
JV XPEIC/Sercel Ltd.	40.0
PT Alico (consolidated)	0
Consortium Français de Localisation SA (“CFL”)	33.0

Exhibit A

Material Subsidiaries

Subsidiaries representing more than 2.5% of consolidated
revenues or 2.5% of consolidated assets

Subsidiaries	Head office	% of interest

CGG Marine SAS Sercel SA CGG Americas, Inc. Sercel Inc. CGG Marine Resources Norge A/S CGG do Brasil	Massy, France Carquefou, France Houston, Texas, United States Tulsa, Oklahoma, United States Baerum, Norway Rio de Janeiro, Brazil	100.0 100.0 100.0 100.0 100.0 100.0

A-1

Exhibit B

Equity Investments of the Company

Equity Investments	Head office	% of interest

Geomar SAS	Paris, France	49.0
Argas Ltd.	Al-Khobar, Saudi Arabia	49.0
JV XPEIC/Sercel Limited	Xian, China	40.0
Zhong Hai Syntron Geophysical Ptd.	China	50.0
Kantwell SA	Panama	50.0
Consortium Français de Localisation SA	Paris, France	33.3
Paradigm Geophysical, Ltd.	Herzlia, Israel	10.0
Interactive Network Technologies, Inc.	Houston, Texas	19.0
Tronic’s	Grenoble, France	6.0

B-1

Exhibit C.1

OPINION OF LINKLATERS AS TO MATTERS OF U.S. LAW

Dear Sirs

Compagnie Générale de Géophysique (the “Issuer”)

U.S.$55,000,000 105/8% Senior Notes due 2007 (the “Notes”)

1	We have acted as special United States counsel to the Issuer in connection with the execution by you and the Issuer of the Purchase Agreement dated February 5, 2002 (the “Purchase Agreement”) and the Registration Rights Agreement dated February 8, 2002 (the “Registration Rights Agreement”) relating to the offer and sale of the Notes. The Notes are being issued pursuant to the Indenture, dated November 22, 2000 (the “Indenture”), between the Issuer and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee (the “Trustee”). Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Purchase Agreement.

2	This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction. We also are delivering to you an opinion dated the date hereof with respect to certain matters of French law. We have relied on such opinion with respect to the opinions set forth herein insofar as they may be affected by matters of French law and, insofar as the opinions set forth herein may be affected by matters of French law, they are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.

3	For the purpose of this opinion, we have examined the Purchase Agreement, the Registration Rights Agreement, the Indenture, each certificate in definitive global form representing the Notes (the “Global Notes”) and the form of the exchange notes (the “Exchange Notes”) issuable in exchange for the Notes as provided in the Registration Rights Agreement, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate. We have assumed that the Purchase Agreement, the Registration Rights Agreement, the Indenture and the Notes have been duly and validly authorized, executed and delivered, and the Exchange Notes have been duly and validly authorized, under the laws of the Republic of France by the Issuer, that the Notes conform and the Exchange Notes, when issued, will conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

4	In our opinion:

4.1	The Purchase Agreement has been duly executed and delivered by the Issuer.

4.2	The Indenture has been duly executed and delivered by the Issuer and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a valid and legally binding obligation of the Issuer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors rights and to general equity principles.

4.3	Each Global Note has been duly executed by the Issuer and, assuming each Global Note has been duly authenticated by the Trustee, the Notes have been duly issued and delivered and constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or

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similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.4	When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.5	The Registration Rights Agreement has been duly executed and delivered by the Issuer and, assuming due authorization, execution and delivery thereof by the Initial Purchasers, constitutes a valid and legally binding obligation of the Issuer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors rights and to general equity principles; provided, however, that we express no opinion with respect to Section 8 of the Registration Rights Agreement.

4.6	The execution and delivery by the Issuer of the Purchase Agreement, the Registration Rights Agreement and the Notes (together, the “Agreements”) do not, and the performance by the Issuer of its obligations under the Agreements and the Indenture and the execution and delivery by the Issuer of the Exchange Notes and the performance by the Issuer of its obligations thereunder, will not, violate any federal law of the United States or any law of the State of New York which is applicable to the Issuer, provided, however, that for purposes of this paragraph 4.6, we express no opinion with respect to United States federal or State securities laws, other antifraud laws, fraudulent transfer laws or the U.S. Employee Retirement Security Income Act of 1974 and rules, regulations, interpretations and rulings thereunder; and provided, further, that insofar as performance by the Issuer of its obligations under the Agreements is concerned, we express no opinion as to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights or as to the effect of general equity principles.

4.7	All regulatory consents, authorizations, approvals and filings required to be obtained or made by the Issuer on or prior to the date hereof under the federal laws of the United States and the laws of the State of New York for the issuance, sale and delivery of the Notes by the Issuer to the Initial Purchasers, in accordance with the Purchase Agreement, have been obtained or made, provided, however, that we express no opinion with respect to State securities laws.

4.8	It is not necessary to register the Issuer as an investment company under the United States Investment Company Act of 1940 in connection with the offer and sale of the Notes.

4.9	Registration of the Notes under the United States Securities Act of 1933 (the “Securities Act”) is not required for (i) the sale of the Notes by the Issuer to the Initial Purchasers and (ii) the offer and initial resale of the Notes by the Initial Purchasers, in each case in the manner contemplated by the Purchase Agreement, it being understood that we express no opinion as to any subsequent offer and resale of the Notes.

5	In connection with our opinion set forth in paragraph 4.4 above, we have, with your approval, assumed that, at the time of issuance, sale and delivery of each Exchange Note, the authorization of the

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issuance, sale and delivery of Exchange Notes by the Issuer will not have been modified or rescinded and that each Exchange Note will conform to the form of the Exchange Notes examined by us.

6	In connection with our opinion set forth in paragraph 4.4 above, we have, also with your approval, assumed that, at the time of issuance, sale and delivery of each Exchange Note, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Exchange Note and that the issuance, sale and delivery of such Exchange Note, all of the terms of such Exchange Note and the performance by the Issuer of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any governmental or public regulatory body or authority having jurisdiction over the Issuer, and will not result in a default under or a breach of any agreement or instrument then binding on the Issuer.

7	In connection with our opinion set forth in paragraph 4.9 above, we have relied to the extent we believe is appropriate upon the representations, warranties, agreements and undertakings of the Issuer and the Initial Purchasers in the Purchase Agreement with respect to other securities transactions of the Issuer, the absence of any form of general solicitation or general advertising in the United States in connection with the offering of the Notes, the absence of any directed selling efforts (as defined in Regulation S under the Securities Act), the implementation of offering restrictions (as defined in Regulation S under the Securities Act) and certain other matters.

8	This opinion is addressed to you solely for your benefit in connection with the offer and sale of the Notes. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

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Exhibit C.2

OPINION OF LINKLATERS AS TO MATTERS OF FRENCH LAW

1	We have acted as French legal advisers to the Issuer in connection with the issue of the Notes.

2	This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

3	For the purpose of this opinion, we have examined, and rely on the documents listed and, where appropriate, defined in the Schedule to this letter.

4	We have assumed that:

4.1	Except in the case of the Issuer, all relevant documents are within the capacity and powers of, and have been validly authorised by, each party and that those documents have been or will be validly executed and delivered by the relevant party (other than the Issuer).

4.2	The offering restrictions relating to France, contained in the Offering Memorandum and the Purchase Agreement, will be complied with.

4.3	The obligations of the Issuer contained in the Indenture, the Registration Rights Agreement, the Purchase Agreement and the Notes constitute valid, binding and enforceable obligations of the Issuer under the laws of New York by which they are, or in the case of the Notes are expected to be, governed.

4.4	All documents examined by us as copies or specimen documents conform to their originals and the signatures on the originals of all documents examined by us are genuine.

The Indenture, the Registration Rights Agreement and the Purchase Agreement are together referred to in this opinion as the “Principal Agreements”.

References herein to the “Notes” shall, save if otherwise provided, be deemed to include any Exchange Notes issued pursuant to, and in accordance with, the Registration Rights Agreement.

5	In our opinion:

5.1	The Issuer is a société anonyme duly established and validly existing under the laws of the Republic of France and registered with the Registre du commerce et des sociétés of Evry. Each of Sercel S.A., Sercel Holding S.A. and CGG Marine S.A.S., which are French subsidiaries of the Issuer (the “French Significant Subsidiaries”), has been duly established and is validly existing under the laws of France.

5.2	The extrait K-bis and certificat de non-faillite issued by the Registre du commerce et des sociétés relating to each of the Issuer and the French Significant Subsidiaries reveal that neither the Issuer nor any French Significant Subsidiary has declared having ceased paying its debts (cessation des paiements), no stay of legal action or proceedings prior to an amicable settlement (règlement amiable) has been granted to the Issuer or any French Significant Subsidiary and that no notice of judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire), or voluntary liquidation has been filed with respect to the Issuer or any French Significant Subsidiary. It should be noted that notice of any change

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affecting the status of the Issuer or any French Significant Subsidiary may not be filed immediately with the Registre du commerce et des sociétés.

5.3	The Issuer has the corporate power to enter into and perform its obligations under the Principal Agreements and to issue and perform its obligations under the Notes and has taken all necessary action to authorise the entry into and the performance of its obligations under the Principal Agreements and the issue and offering of the Notes and the representatives of the Issuer have the authority to execute and perform the Principal Agreements, to authorise the issue of the Notes and to execute each certificate in definitive global form representing the Notes, (the Global Certificate).

5.4	Assuming them to be valid, binding and enforceable under the laws of New York, there is no reason why the obligations of the Issuer contained in the Principal Agreements and the Notes should not be valid and binding on it and enforceable against it as a matter of French law. The Notes will rank pari passu without preference among themselves and, subject to statutory exceptions, equally and rateably with all other unsecured and unsubordinated obligations of the Issuer.

5.5	All authorisations, consents, approvals or filings required by the Issuer from any governmental or other regulatory agencies in the Republic of France in connection with the execution, legality, validity, performance, admissibility in evidence, and enforcement by it of the Principal Agreements and the issue and offering of the Notes have been obtained.

5.6	The execution and performance of the Principal Agreements, the compliance by the Issuer with the provisions thereof and the consummation of the transactions contemplated thereby and the issue and the offering of, and performance by the Issuer of its obligations under, the Notes will not violate the terms of, and will not be contrary to, any applicable laws, decrees or published administrative regulations of any governmental or regulatory body of the Republic of France or the statuts of the Issuer.

5.7	No stamp duties (droits d’enregistrement) or similar taxes (other than timbres de dimension, the amount of which is nominal) are payable in France in connection with the entry into, performance, admissibility in evidence or enforcement of the Principal Agreements and the issue and offering of the Notes; payments of interest or premium, if any, under the Notes are entitled to the exemption from deduction at source provided by article 131 quater of the French General Tax Code and, accordingly, all amounts payable by the Issuer under the Notes may, under present French law, be made without deduction for or on account of French taxes.

5.8	The submission by the Issuer in the Principal Agreements and the Notes to the jurisdiction of the courts of New York is binding and irrevocable on it. The choice of the laws of New York to govern the Principal Agreements and the Notes is valid and binding on the Issuer, and provided that the relevant content of the laws of New York is duly pleaded and proved and not held to be contrary to French international public policy (Ordre Public International), would be given effect to in any proceedings brought against the Issuer in the French courts.

5.9	A final judgment for a sum of money in relation to the Principal Agreements and the Notes obtained against the Issuer in the New York courts would be recognised and enforceable by the French courts without re-examination or re-litigation of the matters adjudicated, through an action for exequatur brought before the competent French court provided that the court is

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satisfied that the requirements developed by case law for the enforcement of foreign judgments in France are met, and in particular provided that:

(i)	the judgment concerned is enforceable in the State of New York;

(ii)	such judgment has been rendered by a court having jurisdiction over the parties both under its own rules of jurisdiction and in accordance with French rules of international conflicts of jurisdiction and the French courts did not have exclusive jurisdiction to hear the matter (it being our opinion that this test would be satisfied if the federal and state courts of New York were to assume jurisdiction over a contractual dispute arising out of the Notes and/or the Principal Agreements on the basis of the Issuer’s express submission contained in the Notes and the Principal Agreements);

(iii)	the court that rendered such judgment has applied to the merits of the case the laws of the jurisdiction which would have been considered appropriate under French rules of international conflicts of laws (it being our opinion that this test would be satisfied if New York law were to be applied to a contractual dispute arising out of the Notes and/or the Principal Agreements on the basis of the express choice of law contained in the Notes and the Principal Agreements);

(iv)	the judgment is not contrary to French international public policy, both pertaining to the merits and to the procedure of the case (examples of what might be held contrary to this form of public policy including a judgment awarding punitive damages or a judgment rendered in circumstances where the Issuer was not given proper notice to present its defence);

(v)	the judgment is not tainted with fraud; and

(vi)	the judgment does not conflict with a French judgment or a foreign judgment which has become effective in France and there is no risk of conflict with proceedings pending before the French courts at the time enforcement of the judgment is sought.

5.10	The statements under the captions “Service of Process and Enforcement of Liabilities” and “Taxation” (with respect to the paragraph entitled “France” exclusively) in the Offering Memorandum, in each case and insofar as those statements relate to provisions of documents governed by French law or to provisions of French law therein described, at the date of the Offering Memorandum and at the time and date of delivery of this letter, were accurate in all material respects.

6	The term enforceable, as used above, means that the obligations assumed by the Issuer under the Notes and the Principal Agreements are of a type which the French courts enforce, it does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. The main circumstances which may limit enforcement are:

6.1	Enforcement may be limited by règlement amiable, redressement judiciaire, liquidation judiciaire (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros or French francs at the rate applicable on the date of the court decision commencing the redressement judiciaire proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors.

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6.2	Claims may become barred as a result of prescription or may become subject to defences of set-off (compensation) or counterclaim (demande reconventionnelle).

6.3	Specific performance (exécution en nature) may not be available where damages are considered by the court to be the only possible remedy.

6.4	In respect of payment obligations, a French court has power under Article 1244-1 et seq. of the French Civil Code to grant time to a debtor (not in excess of two years), taking into account the position of the debtor and the needs of the creditor. The court is also empowered to decide that the deferred amounts shall bear interest at a reduced rate (but at least equal to the legal rate or taux légal) or that payments made by the debtor must be applied in priority in or towards reduction of the principal due, notwithstanding any contractual provision to the contrary; any such decision by the court will suspend all enforcement proceedings instituted by the creditor against his debtor for the payment of his debt and all extra interest or penalties for late payment shall cease to be due during the grace period fixed by the court.

7	This opinion is subject to the following:

7.1	Damages, liquidated damages and penalties provided for in the Principal Agreements may be varied by a French court if they amount to a manifestly excessive or derisory penalty under French law.

7.2	A certificate, determination, notification, or opinion might be held by the French courts to be inconclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

7.3	A French court may, if requested, render a judgment in the foreign currency in which a debt is expressed. However, if a judgment awarded by a French court were to be expressed in French francs or euro, it would normally be expressed by reference to the exchange value of the relevant amount of foreign currency at the rate of exchange prevailing on the effective date of payment or due date. If, however, after having obtained a judgment from a French court on the Notes or the Principal Agreements, the creditor were to seek a separate judgment on the basis of any provision relating to exchange rate indemnities, the court might hold that such provision did not survive the original judgment.

7.4	In order to enforce in the French courts any document in connection with the issue of the Notes which is written in English, a certified translation into French of such document will be required.

7.5	We express no opinion as to the enforceability in France of provisions relating to the grossing-up by the Issuer of taxes withheld by any taxing authority in France. We have not been asked, and we do not give, any opinion as to any other taxation (including Value Added Tax) which will or may arise as a result of any transaction effected in connection with the issue or offering of the Notes except for paragraph 5.7. and this paragraph 7.5.

8	This opinion is addressed to you solely for your benefit in connection with the Notes. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else (other than your legal advisers for the purposes of the issue of the Notes who can rely on it as if it were addressed to them) or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

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Exhibit C.3

OPINION OF LINKLATERS AS 10b-5 MATTERS

1	We have acted as special United States counsel and French legal advisers to the Issuer in relation to the preparation of the Offering Memorandum dated February 5, 2002 (the “Offering Memorandum”) used in connection with the offer and sale of the Notes.

2	The statements under the captions “Description of the Notes”, “Taxation - United States Federal Tax Considerations” and “Taxation — France” in the Offering Memorandum, in each case insofar as those statements relate to provisions of documents governed by New York or French law or to provisions of French tax law or United States federal tax law therein described, at the date of the Offering Memorandum and at the time and date of delivery of this letter, were accurate in all material respects.

3	In our capacity as such counsel and advisers, our work has involved the following:

3.1	We have, along with your representatives and representatives of the Issuer, its independent accountants and your United States counsel, participated in discussions concerning the contents of the Offering Memorandum, reviewed the contents of the Offering Memorandum and carried out such further enquiries and procedures as we have deemed necessary or appropriate in the circumstances.

3.2	Between the date of the Offering Memorandum and the time and date of delivery of this letter, we have participated in further discussions with your representatives and representatives of the Issuer, its independent accountants and your United States counsel concerning the contents of the Offering Memorandum and related matters and reviewed the closing certificates of the Issuer and the comfort letters from the Issuer’s independent accountants.

On the basis of the information that we gained in the performance of the work referred to above, considered in the light of our understanding of the applicable United States federal securities laws and the experience we have gained through our practice in this field, we confirm to you that nothing that has come to our attention in the course of our acting in our capacity as such counsel has caused us to believe that the Offering Memorandum, at its date, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Also, nothing that has come to our attention in the course of the procedures described in paragraph 3.2 has caused us to believe that the Offering Memorandum, at the time and date of delivery of this letter, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4	The limitations inherent in the independent verification of factual matters and the character of determinations involved in the preparation of disclosure documents are such, however, that we do not assume responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Memorandum except as provided in paragraph 2. In addition, we express no opinion or belief as to the financial statements or as to any of the financial, accounting or statistical data contained in the Offering Memorandum.

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5	This letter is addressed to you solely for your benefit. It is not to be relied upon by anyone else for any purpose without our express consent.

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Exhibit C.4

OPINION OF GENERAL COUNSEL OF COMPANY

1	In my capacity as General Counsel of the Issuer, I have been requested by you to give this opinion in connection with the issuance of the Notes. This opinion is delivered to you pursuant to Section 7(a) of the Purchase Agreement, dated February 5, 2002, between the Issuer and the Initial Purchasers (the “Purchase Agreement”). Terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

2	This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

3	For the purpose of this opinion, I have examined the documents listed and, where appropriate, defined in the Schedule to this letter.

4	I have assumed that:

4.1	All relevant documents are within the capacity and powers of, and have been validly authorised by, each party and that those documents have been or will be validly executed and delivered by the relevant party.

4.2	The offering restrictions relating to France, contained in the Offering Memorandum and the Purchase Agreement, will be complied with.

4.3	The obligations of the Issuer contained in the Indenture, the Registration Rights Agreement, the Purchase Agreement and the Notes constitute valid, binding and enforceable obligations of the Issuer under the laws of New York by which they are, or in the case of the Notes are expected to be, governed.

4.4	All documents examined by me as copies or specimen documents conform to their originals and that the signatures on the originals of all documents examined by me are genuine.

5	In my opinion:

5.1	The execution and performance of the Indenture, the Registration Rights Agreement, the Purchase Agreement and the Notes, the compliance by the Issuer with the provisions thereof and the consummation of the transactions contemplated thereby and the issue and the offering of, and performance by the Issuer of its obligations under, the Notes will not violate, and will not be contrary to, the terms of any material indenture, mortgage, deed of trust, loan agreement, note, lease, license, permit, certificate, contract or other agreement or instrument known to me to which the Issuer or any of its subsidiaries is a party, except for any such violation which could reasonably be expected to not, individually or in the aggregate, have a Material Adverse Effect.

5.2	The statements under the caption “Description of Certain Indebtedness” in the Offering Memorandum, insofar as those statements constitute summaries of the documents referred to therein, at the date of the Offering Memorandum and at the time and date of delivery of this letter, were accurate in all material respects.

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5.3	To my knowledge, there is not pending or threatened any action, suit, proceeding, inquiry or investigation to which the Issuer or any of its Material Subsidiaries is a party or to which any of their respective properties or assets is subject, before or brought by any court, arbitrator or governmental agency or body which, if adversely determined to the Issuer or any of the Material Subsidiaries, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Senior Notes to be sold pursuant to the Purchase Agreement or the consummation of the other transactions described in the Final Memorandum.

6	I express no opinion as to the enforceability in France of provisions relating to the grossing-up by the Issuer of taxes withheld by any taxing authority in France. I have not been asked, and I do not give, any opinion as to any other taxation (including Value Added Tax) which will or may arise as a result of any transaction effected in connection with the issue or offering of the Notes.

7	This opinion is addressed to you solely for your benefit in connection with the Notes. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else (other than your legal advisers for the purposes of the issue of the Notes who can rely on it as if it were addressed to them) or for any other purpose or quoted or referred to in any public document or filed with anyone without my express consent.

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SCHEDULE

1	A certified copy of the statuts of the Issuer dated September 30, 2001 and a copy of the statuts of Sercel S.A., Sercel Holding S.A. and CGG Marine S.A.S. respectively dated October 12, 2001, October 12, 2001 and December 29, 2001.

2	A certified copy of a resolution of the Assemblée générale ordinaire et extraordinaire of the shareholders of the Issuer held on May 16, 2001 authorising the issue of bonds.

3	A certified copy of extracts of the Minutes of the Board of the Issuer held on January 18, 2002, containing the resolution approving the issue of the Notes and delegating to the President of the Board the power to determine the final conditions of the Notes.

4	A certified copy of a decision of Mr Robert Brunck, President of the Board of the Issuer resolving upon the issue of and determining the final conditions of the Notes and delegating to Thierry LeRoux, Michel Ponthus, Christophe Pettenati-Auziére, Gérard Chambovet and Andre Froment the power to sign the Principal Agreements and take all action required in connection with the issue of the Notes.

5	Extraits K-bis issued by the Registre du commerce et des sociétés relating to the Issuer, Sercel S.A., Sercel Holding S.A. and CGG Marine S.A.S. respectively dated 23 January 2002, 14 January 2002, 14 January 2002 and 11 January 2002.

6	Certificats de non-faillite relating to the Issuer, Sercel S.A., Sercel Holding S.A. and CGG Marine S.A.S. respectively dated 11 January 2002, 31 January 2002, 01 February 2002 and 31 January 2002.

7	A copy of the Offering Memorandum dated February 5, 2002 (the “Offering Memorandum”) relating to the issue of the Notes.

8	An executed copy of the Purchase Agreement dated February 5, 2002 (the “Purchase Agreement”) between the Issuer and the Initial Purchasers relating to the subscription and offering of the Notes.

9	An executed copy of the Indenture dated 22 November 2000 (the “Indenture”) between the Issuer and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee.

10	An executed copy of the Registration Rights Agreement dated February 8, 2002 (the “Registration Rights Agreement”) between the Issuer and the Initial Purchasers.

11	A certified copy of the Officers’ Certificate dated February 8, 2002.

12	A certified copy of the Secretary’s Certificate dated February 8, 2002.